                                                                    Exhibit 10.8

                              INTRACEL CORPORATION

                              EMPLOYMENT AGREEMENT

        Agreement made as of this 2nd day of January, 1998, by and among Simon McKenzie of Seattle, Washington ("Employee") and Intracel Corporation (the "Company").

                                    PREAMBLE

        In connection with the closing ("Closing") of the merger (the "Merger") of PerImmune Holdings, Inc. ("PerImmune") with a wholly owned subsidiary of the Company, the Board of Directors of the Company recognizes Employee's potential contribution to the growth and success of the Company and desires to assure the Company of Employee's employment in an executive capacity as Vice-Chairman of the Board and Chief Executive Officer and to compensate him therefor. Employee wants to be employed by the Company and to commit himself to serve the Company on the terms herein provided.

        NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

        1. Definitions

               "Benefits" shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

               "Board" shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

               "Cause" for termination shall mean (i) Employee's final conviction of a felony involving a crime of moral turpitude, (ii) acts of Employee which, in the judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or the willful engagement in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement, or (iii) gross misconduct in connection with the performance of the Employee's duties hereunder, including but not limited to the willful failure of Employee either to (a) continue to obey lawful written instructions of the Board which are consistent with Employee's responsibilities under this

Agreement after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected, or (b) correct any conduct of Employee which constitutes a material breach of this Agreement after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company's chairman of the board or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Employee a copy of a resolution duly adopted by a majority of the entire Board (excluding Employee if Employee is a Board member) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board, an event set forth above has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company's knowledge of its existence; provided that the failure to so notify the Employee shall not be deemed to nullify the existence of Cause.

               "Chairman" shall mean the individual designated by the Board from time to time as its chairman, to preside over meetings of the Board.

               "Chief Executive Officer" shall mean the individual having responsibility to the Board for direction and management of the executive and operational affairs of the Company and who reports and is accountable only to the Board.

               "Common Stock" shall mean the common stock, par value $.0001 per share, of the Company or a successor in interest to the Company.

               "Company" shall mean Intracel Corporation, a Delaware corporation, or its successor together with such subsidiaries of the Company as may from time to time exist.

               "Disability" shall mean a written determination by a physician mutually agreeable to the Company and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of Chief Executive Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months.

               "Employee" shall mean Simon McKenzie and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

               "Employment Period" shall mean the period of the Employee's employment hereunder which commences on the date hereof and shall continue for the term of this Agreement.

               "Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as "persons" in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

               "Shares" shall mean shares of Common Stock of the Company that the Employee owns from time to time.

               "Territory" shall mean any state of the United States and any equivalent section or area of any country in which the Company has revenue-producing customers or activities.

        2. Position and Responsibilities.

               2.1. Position. During the term of this Agreement, Employee shall serve as Chief Executive Officer and Vice-Chairman of the Board and in such additional management position(s) as the Board shall designate. In this capacity Employee shall, subject to the bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position of Chief Executive Officer and Vice-Chairman of the Board in accordance with the standards of the industry. Without limiting the foregoing, Employee shall report directly to the Board of Directors and will have primary responsibility for (1) leading Company efforts to develop and implement a strategic plan and maximize shareholder value, (2) forming alliances and raising funding for the Company and (3) overseeing all Company matters, including finance, administration, and operations; provided, however, that Dr. Michael G. Hanna, Jr. shall have the interim operational responsibilities described in Section 2.1(4) of his Employment Agreement. The Board shall either vote, or recommend to the shareholders of the Company, as appropriate, that during the term of employment pursuant to this Agreement: (i) Employee be nominated for election as a director of the Company at each meeting of shareholders held for the election of directors of the Company; (ii) Employee be elected to and continue to serve in the office of Chief Executive Officer and Vice-Chairman of the Board of the Company and such of its subsidiaries as the Employee may select (and such other office, if any, as shall be denominated that of the Chief Executive Officer and Vice-Chairman of the Board of the Company or such subsidiary in the Company's or such subsidiary's Bylaws or other constituent instruments); (iii) Employee be elected to and continue to serve on the Board of each subsidiary of the Company,
(iv) if the Board of the Company or any of its subsidiaries shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board), Employee be elected to and continue to serve on such committee; and (v) neither the Company nor any of its subsidiaries shall confer on any other officer or employee of the Company authority, responsibility, powers or prerogatives superior or equal to the authority, responsibility, prerogatives and powers vested in Employee hereunder.

               2.2. Best Efforts Covenant. During the term of this Agreement, Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and affiliates, other than due to Disability or vacation.

               2.3. Exclusivity Covenant. During the Agreement's term, Employee will not undertake or engage in any other employment, occupation or business enterprise other than a business enterprise in which Employee does not actively participate. Further, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section 2.3 and 2.4 shall not prevent Employee from owning shares of any competitor of the Company so long as such shares (i) do not constitute more than 5% of the outstanding equity of such competitor, or (ii) are regularly traded on a recognized exchange or listed for trading by NASDAQ in the over-the-counter market.

               2.4. Post-Employment Noncompetition Covenant. Except with the prior written consent of the Board, Employee shall not engage in activities in the Territory either on Employee's own behalf or that of any other business organization, which are in direct or indirect competition with the Company for a period of one (1) year subsequent to Employee's voluntary withdrawal from employment with the Company, or the Company's termination of Employee's employment for Cause; provided, that the foregoing shall not apply if Employee is terminated for reasons other than Cause. It is understood and agreed that nothing in this Section 2.4 shall prevent the Employee from owning 5% or less of the outstanding equity of any competitor or owning any outstanding equity of any competitor so long as such shares are regularly traded on a recognized exchange or listed for trading on NASDAQ in the over the counter market. Employee and the Company expressly declare that the territorial and time limitations contained in this Section and the definition of "Territory" are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Employee and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable.

               For a period of one year subsequent to Employee's voluntary withdrawal from employment with the Company, or the Company's termination of Employee's employment for Cause, or if this Agreement terminates after the end of the Initial Period (as defined), Employee will not without the express prior written approval of the Board (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four-(24) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency or business relationship with the Company, or
(ii) employ or seek to
employ or cause any business organization in direct or indirect competition with the Company to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Employee or the competitive business employs or seeks to employ such person) employed or retained by the Company; provided, that the foregoing shall not apply if Employee is terminated for reasons other than Cause. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a letter of recommendation to an employee with respect to a future employment opportunity.

               2.5. Confidential Information. Employee recognizes and acknowledges that the Company's trade secrets and proprietary information and know-how, as they may exist from time to time ("Confidential Information"), are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Employee agrees to hold as the Company's property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company. Employee agrees that he will not use or disclose to other employees of the Company, during the term of this Agreement, confidential information belonging to his former employers.

               Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

               2.6. [Intentionally Omitted]

                   2.7. Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

               2.8. Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which give them a special value to the Company. Employee further recognizes that violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 4 of this Agreement, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of this Agreement.

        3. Compensation.

               3.1. Minimal Annual Compensation. The Company shall pay to Employee for the services to be rendered hereunder a base salary at an annual rate of two hundred thousand dollars ($200,000) ("Minimum Annual Compensation"). There shall be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Employee. At no time during the term of this Agreement shall Employee's annual base salary fall below Minimum Annual Compensation. In addition, if the Board increases Employee's annual compensation at any time during the term of this Agreement, such increased annual compensation shall become a floor below which Employee's compensation shall not fall at any future time during the term of this Agreement and shall become "Minimum Annual Compensation".

               Employee's salary shall be payable in periodic installments in accordance with the Company's usual practice for similarly situated employees of the Company.

               3.2. Incentive Compensation. In addition to Minimum Annual Compensation, Employee shall be entitled to receive payments under the Company's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Board to be appropriate for similarly situated employees of the Company. In addition, without limiting the generality of the foregoing, Employee shall be paid the following bonuses with respect to calendar year 1998: (i) $50,000 if a private placement of the Company's equity securities aggregating not less than $3 million is consummated by December 31, 1998 and (ii) $50,000 if a public offering of the Company's equity securities registered under the Securities Act of 1933, as amended aggregating not less than $20 million is consummated by December 31, 1998.

               3.3. Participating in Benefits. Employee shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

               3.4. Specific Benefits.

               During the term of this Agreement (and thereafter to the extent this Agreement shall require):

                      (a) Employee shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Employee.

                      (b) The Company shall provide fully paid accident and health insurance for Employee and his family with limits and extent of coverage similar to that provided by Employee's previous employer.

                      (c) [Intentionally Omitted]

                      (d) Employee shall be entitled to sick leave benefits during the employment period in accordance with the customary policies of the Company for its executive officers, but in no event less than one (1) month per year.

                      (e) In recognition of the necessity of the use of an automobile to the efficient and expeditious performance of Employee's services, duties and obligations to and on behalf of the Company, the Company shall provide to Employee, at the Company's sole cost and expense, a car to be chosen by Employee. In addition thereto, the Company shall bear the expense of insurance, fuel and maintenance therefor.

                      (f) In addition to the vacation provided pursuant to
Section 3.04(a) hereof, Employee shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days on which the New York Stock Exchange is closed to trading.

                      (g) Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the similarly situated employees of the Company) in performing services hereunder, including, without limiting the generality of the foregoing, $75,000 representing the reasonable cost and expenses associated with Employee's move to Seattle, Washington.

                      (h) The Company shall pay the reasonable costs of preparation, by a professional of Employee's choosing, of Employee's annual and estimated federal income tax and Washington State income tax returns in an amount not to exceed $ 1,000.

                      (i) The Company shall pay the reasonable costs of Employee's personal financial planning by a professional of Employee's choosing in an amount not to exceed $1,000.

                      (j) Employee shall be eligible to participate during the Employment Period in Benefits not inconsistent or duplicative of those set forth in this Section 3.04 as the Company shall establish or maintain for its employees or executives generally.

        4. Termination.

               4.1. Termination by Company for Other Than Cause. If during the term of this Agreement the Company terminates the employment of Employee and such termination is not for Cause, then, subject to the provisions hereof, the Company shall pay to Employee an amount equal to the monthly portion of the Employee's Minimum Annual Compensation multiplied by thirty-six (36). To the extent that Employee is not fully vested in retirement Benefits from any pension, profit sharing or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company or the successor to the Company shall pay directly to Employee the difference between the amounts which would have been paid to Employee had he been fully vested on the date that his employment terminated and the amounts actually paid or payable to Employee pursuant to such plans or programs. In addition, the Company shall pay to Employee the remaining payments of Minimum Annual Compensation under Section 3.1 relating to periods during which Employee was employed by the Company, payments of vacation accrued pursuant to Section 3.4 but not yet paid, and reimbursement of prior expenses under Section 3.4. The Company shall also continue to provide, for a period of three (3) years following Employee's termination, Employee (and Employee's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Employee for such benefits) as existed immediately prior to Employee's termination; provided, that, if Employee cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Employee becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Employee's eligibility, but only to the extent that the Company reimburses Employee for any increased cost and provides any additional benefits necessary to give Employee the benefits provided hereunder.

               4.2. Constructive Discharge. A "Constructive Discharge" shall be deemed to occur if the Company assigns Employee any duties, or reduces Employee's duties, to levels inconsistent with the position or positions listed in Section 2. 1, fails to comply with the provisions of Section 3, or engages in any other material breach of the terms of this Agreement, and Employee may at his option terminate his employment and such termination shall be considered to be a termination of Employee's employment by the Company for reasons other than "Cause" for all purposes under this Agreement.

               4.3. Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause. Effective as of the date that the employment of Employee terminates by reason of Cause, this Agreement, except for Sections 2.4 through 2.8, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Minimum Annual Compensation under Section 3.1 relating to periods during which Employee was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of prior expenses under
Section 3.4) shall be made.

               4.4. [Intentionally omitted].

               4.5. Termination on Account of Employee's Death.

                      (a) In the event of Employee's death during the term of this Agreement:

                           (1) This Agreement shall terminate except as provided
in this Section; and

                           (2) The Company shall pay to Employee's beneficiary
or beneficiaries (or to his estate if he fails to make such designation) an amount equal to the monthly portion of Employee's Minimum Annual Compensation as in effect on the date of his death multiplied by forty-eight (48).

                      (b) Employee may designate one or more beneficiaries for the purposes of this Section by making a written designation and delivering such designation to a Vice President, Chief Financial Officer or the Treasurer of the Company. If Employee makes more than one such written designation, the designation last received before Employee's death shall control.

               4.6. Termination on Account of Employee's Disability. If Employee ceases to perform services for the Company because he is suffering from a medically determinable Disability and is therefore incapable of performing such services, the Company shall continue to pay Employee an amount equal to two-thirds (2/3) of Employee's Minimum Annual Compensation as in effect on the date of Employee's cessation of services by reason of Disability less any amounts paid to Employee as Workers Compensation, Social Security Disability benefits (or any other disability benefits paid to Employee as federal, state, or local disability benefits) and any amounts paid to Employee as disability payments under any disability plan or program for a period ending on the earlier of: (a) the date that Employee again becomes employed in a significant manner and on a substantially full-time basis (in which case Employee shall be entitled to receive Minimum Annual Compensation without any adjustment); or (b) the date that Employee attains normal retirement age, as such age is defined in a retirement plan maintained by the Company.

               4.7. All amounts payable to Employee under this Section 4 shall be payable in one lump sum, not discounted, as soon as practicable after the event giving rise to the payment and in no event later than twenty days after such termination.

               4.8. Limitation on Payments by the Company

                      (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a change of control (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise) (the "Payments") would be subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the amounts payable to Employee under this Agreement shall be the greater of (i) or (ii), where (i) is the Payment, as reduced by the Excise Tax and (ii) is the Payment, reduced to the maximum amount as will result in no portion of the Payments being subject to the Excise Tax (the "Safe Harbor Cap"). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Employee under this Agreement (and no other Payments) shall be reduced, unless consented to by Employee.

                      (b) All determinations required to be made under this
Section 4.8 shall be made by the public accounting firm that is retained by the Company and reasonably acceptable to the Employee (the "Accounting Firm"). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Employee that he is not required to report any Excise Tax on his federal income tax return. All fees, costs and expenses (including, but not limited to, the costs or retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and Employee (except as provided in paragraph (c) below).

                      (c) If payments are reduced to the Safe Harbor Cap as provided in Section 4.8(a)(ii) and if it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Employee by the Company, which are in excess of the limitations provided in this Section 4.8(a)(ii) (hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be a loan to Employee made on the date Employee received the Excess Payment and Employee shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the code) from the date of Employee's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under this
Section 4.8(a). In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or
(ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Employee within ten (IO) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee until the date of payment.

        5. Company Stock.

               5.1. Warrants and/or Options. The Company shall forthwith grant to Employee options and/or warrants (the "Options") to acquire that number of shares of the Company's common stock ("Option Stock") as shall be necessary to vest in Employee aggregate ownership, assuming the exercise of all Options and taking into account Employee's then current holdings of capital stock of the Company (including all options, warrants and other securities convertible or exchangeable into capital stock of the Company), of at least six (6) percent of the Company's outstanding common stock post the Merger on a "fully diluted basis" (as such term is defined in that certain Agreement and Plan of Reorganization pursuant to which the Merger was consummated), the exercise price of such Options to be in each case not greater than $4.50 per Share; provided, however, that in the event the Company's independent public accountants determine that such option price would result in the Company's incurring additional compensation expense from a Securities and Exchange Commission accounting standpoint, then such option price shall be increased to such amount as such independent public accountants determine would not result in such an expense to the Company.

               5.2. Tax Changes. If any change(s) in the Federal income tax laws materially affect the tax treatment of Employee with respect to the Option or the Option Stock, the parties agree to negotiate in good faith to reach an agreement which will take advantage of, or minimize the disadvantages of, such changes,

               5.3. Right of Employee to Sell Shares to the Company upon Death, Disability, or Involuntary Termination Without Cause.

                      (a) Put Option. If Employee at any time prior to the date three (3) years from the date of this Agreement shall die, become Disabled, or be terminated without Cause, Employee shall have the right and option (the "Put Option") to sell any or all of the

Shares to the Company at a price per Share equal to Fair Value (as defined) as of the date of exercise of the Put Option by the Employee.

                      (b) Fair Value. For purposes of this Agreement, the Fair Value of a Share of Common Stock of the Company, as of any date, is as follows: if market quotations are readily available, a Share shall be valued at the last trade on the exchange on which such Shares are primarily traded or, if not traded on an exchange, at the closing bid price (or average of bid prices) last quoted by an established over-the-counter quotation service. If the Shares are not publicly traded, then a Share shall be valued by the Board, after considering all pertinent factors and all appropriate information and data, including liquidity; without limiting the generality of the foregoing, the Board shall consider and take into account published-guidelines, including those sponsored by the National Venture Capital Association or any committee thereof. The Board may employ outside experts and independent consultants at the expense of the Company to assist in the valuation process; provided, however, that notwithstanding the above calculation, in no event will Fair Value of a Share of Common Stock be less than the par value of such Share.

                      (c) Exercise of Put Option and Closing. Employee may exercise the Put Option by delivering to the Company written notice of exercise within sixty days after the death, Disability, or termination of the employment of Employee giving rise to the Put Option as set forth in Section 5.3(a) above. Such notice shall specify the number of Shares to be sold. If and to the extent the Put Option is not so exercised within such sixty-day period, the Put option shall automatically expire and terminate effective upon the expiration of such sixty days period. At the time of delivery of notice of the exercise of the Put Option, Employee shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company is obligated to purchase, duly endorsed by Employee or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. The date of exercise of the Put Option shall be deemed to be the date the Company receives notice of exercise from the Employee. Upon receipt thereof, the Company shall indicate to the Employee the determination of the Fair Value of a Share as of the date of exercise of the Put Option, and in the event the Employee does not agree with such determination, the Employee shall have two (2) days to elect by written notice to the Company not to proceed with the exercise of the Put Option.

               Within ten (1O) days of its receipt of the notice and such Shares, the Company shall deliver to Employee the amount of the Fair Value as of the date of exercise of the Put Option of a Share multiplied by the number of Shares being sold. The purchase price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of Employee to the Company or in cash (by bank or cashier's check) or both.

                      (d) Right of Company to Delay Payment. If at any time the Company is unable to repurchase Shares pursuant to the provisions of this
Section 5 pursuant to the provisions of applicable law or otherwise, or if it is determined by the Board of Directors of the Company in their good-faith judgment that the payment of the entire purchase price of such

Shares pursuant to this Section 5 would be deleterious to the financial position of the Company, the Company may elect to issue to the Employee a promissory note for the unpaid portion of such purchase price (but not any amounts then payable by the cancellation of outstanding indebtedness of Employee to the Company). In the event that the Company determines that it is to issue such a promissory note, it shall provide notice thereof to the Employee, and the Employee shall thereupon have the right upon written notice to the Company within two (2) days of his receipt of such notice to elect not to exercise the Put Option. The promissory note shall contain the following terms: such deferred portion of the purchase price shall thereafter be payable in three (3) equal annual installments beginning on the date on which such purchase price was to be paid but for the effect of this paragraph (d). The outstanding amount of such installments shall bear interest at a floating rate equal to 2% per annum plus the base rate announced from time to time by the New York, New York office of Citibank, N.A. as its base rate for commercial loans, and such interest shall be payable annually in arrears on each date that an installment of principal is owing. The Company may prepay its obligations under this paragraph (d) in whole or in part at any time, with such prepayments being applied first to interest accrued but unpaid to the date of such prepayment and thereafter to installments of principal in inverse order of their maturity. For so long as any interest or principal remains owing under this paragraph (d), the Company shall not make any distribution or dividend to the holders of its Common Stock.

                      (e) Termination of Put Option. The Put Option shall terminate upon the closing of an underwritten public offering pursuant to an effective registration statement pursuant to the Securities Act of 1933, as amended, covering the offering and sale of Common Stock.

        6. Miscellaneous.

               6.1. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger or consolidation and any assignee of all or substantially all of the Company's business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee. The Company agrees that in connection with any business combination, it will cause any successor entity to the Company unconditionally to assume and for any parent corporation in such business combination to guarantee, by written instrument delivered to Employee (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such business combination, shall be a material breach of this Agreement and shall constitute a termination not for Cause by the Company hereunder and shall entitle Employee to compensation and other benefits from the Company in the same amount and on the same terms as Employee would be entitled hereunder if Employee's employment were terminated pursuant to Section 4.1 hereof. For purposes of implementing the foregoing, the date on which any such business combination becomes effective shall be deemed the date of termination pursuant to Section 4. 1. If Employee shall die while any amounts would be payable to Employee hereunder had Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by employee to receive such amounts or, if no person is so appointed, to Employee's estate.

               6.2. Term. Except as otherwise provided, the term of this Agreement shall endure until the earlier of (i) four years from the date of this Agreement (the "Initial Period") or (ii) the Employee's employment with the Company is terminated by either party on 30 days notice, the consequences of such termination as provided herein. Following such three year period, the parties shall negotiate this Agreement annually. To the extent termination benefits depend on a certain number of months, the first and last months shall be counted as whole months.

               6.3. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York.

               6.4. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

               6.5. Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

               6.6. Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

               6.7. Binding Effect. Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

               6.8. Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

               6.9. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Employee's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Employee, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute if Employee is successful in such contest or dispute.


                                   INTRACEL CORPORATION


                                   By
                                      -------------------------------

                                   /s/ SIMON McKENZIE
                                   ----------------------------------
                                   Simon McKenzie